Exhibit 21.1

Subsidiaries of Viper Networks, Inc.
a Nevada corporation
as of December 31, 2005

The following subsidiaries are wholly owned by the Company:

Viper Networks, Inc., a California corporation

Coliance Communications, Inc., a California corporation

Mid-Atlantic International, Inc., a Michigan corporation

Viper International, LLC, a Delaware limited liability corporation (formerly Adoria Communications, LLC)

The Company’s ownership of Nextphase Wireless, Inc. (formerly NextPhase Technologies, Inc.) was 1,898,733 shares of Common Stock or approximately 8.5% of the shares reported by Nextphase Wireless as issued and outstanding on Form 10-QSB for the period ended December 31, 2005.